Jesse Jennings

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CONSENT of QUALIFIED PERSON

I, Jesse Jennings, Professional Engineer and Registered Professional Geologist, herewith consent to being named as responsible for the report on the Capitan Project provided to Westgate Acquisitions Corporation.  I further consent to the reference to the content of the report to be used in the Form S-1 registration statement and to the use of my name under the heading Expert in the Form S-1 Prospectus.

Dated:  June 4, 2015

   /S/ Jesse Jennings

Jesse Jennings

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